Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 19, 2016, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-225742) and related Prospectus of Cushman & Wakefield plc for the registration of 45,000,000 shares of its ordinary shares.

/s/ Ernst & Young LLP

New York, NY

July 23, 2018